LAUD – MELNIKOV CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this "**Agreement**") is made and entered into as of June 9, 2008 (the "**Effective Date**"), by and between LAUD Resources Inc. a Nevada Corporation with its principal offices located at 507 – 700 West Pender Street, Vancouver, British Columbia, Canada V6C 1G8 (the "**Company**") and Vitaly Melnikov, a Canadian national, with an address of 1130 – 4825 Hazel Street, Burnaby, British Columbia, Canada V5H 4N4 (the "**Consultant**"). The Company and the Consultant are hereinafter sometimes collectively referred to as the "**Parties**" and each a "**Party**" to this Agreement.

RECITALS

WHEREAS, the Company is involved in the development of oil and gas properties.

WHEREAS, the Company and the Consultant have agreed to enter into a consulting agreement for their mutual benefit.

NOW, THEREFORE, for and in consideration of the foregoing premises, the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

1. ENGAGEMENT AS A CONSULTANT

1.1 The Company hereby engages the Consultant as an independent contractor of the Company, to undertake the duties and exercise those powers as requested by the Company or its subsidiaries from time to time, (collectively the "**Services**") and the Consultant accepts such engagement on the terms and conditions set forth in this Agreement.

2. TERM OF THIS AGREEMENT

2.1 The term of this Agreement shall begin as of the Effective Date and shall continue until June 6, 2011, unless terminated earlier pursuant to Section 8 herein (the "**Term**").

3. CONSULTANT SERVICES

3.1 The Services to be provided by Consultant shall include but shall not be limited to the following executive consulting services:

(a) Chief Financial Officer; and

(b) other duties as required by the Company.

3.2 In providing the Services the Consultant shall:

- comply with all applicable federal, provincial, local and foreign statutes, laws and regulations;
- not make any misrepresentation or omit to state any material fact which results in a misrepresentation regarding the business of the Company;
- not disclose, release or publish any information regarding the Company without the prior written consent of the Company; and
- not employ any person in any capacity, or contract for the purchase or rental of any service, article or material, nor make any commitment, agreement or obligation whereby the Company shall be required to pay any monies or other consideration without the Company's prior written consent in each instance.

4. CONSULTANT COMPENSATION

4.1 Options. As consideration for the provision of the Services, the Company shall compensate the Consultant with options to purchase up to 500,000 common shares of the Company according to the following schedule:

(a) options to purchase up to 125,000 common shares of the Company at a price of US $1.50 per share, to be vested on December 6, 2008 and exercisable until December 5, 2010 or upon the termination of this Agreement, whichever occurs earlier;

(b) options to purchase up to a further 125,000 common shares of the Company at a price of US $1.50 per share, to be vested on June 6, 2009 and exercisable until June 5, 2011 or upon the termination of this Agreement, whichever occurs earlier;

(c) options to purchase up to a further 125,000 common shares of the Company at a price of US $1.50 per share, to be vested on December 6, 2009 and exercisable until December 5, 2011 or upon the termination of this Agreement, whichever occurs earlier; and

(d) options to purchase up to a further 125,000 common shares of the Company at a price of US $1.50 per share, to be vested on June 6, 2010 and exercisable until June 5, 2012 or upon the termination of this Agreement, whichever occurs earlier

(collectively, the "**Compensation**").

4.2 Acquisition. If during the Term of this Agreement, the Company and/or substantially all of the Company's assets are acquired by persons or entities who are not currently affiliated with the Company (the "**Acquisition**"), then any of the options due

to the Consultant in the Compensation provided for in Sections 4.1(a) through 4.1(d) above that have not yet vested shall immediately vest. The Consultant will then have ninety days from the closing of the Acquisition to exercise any options to purchase common stock of the Company issued and/or vested to the Consultant, after which time any options to purchase common stock of the Company issued and/or vested to the Consultant will expire.

4.3 Remuneration. The remuneration of the Consultant shall be at the rate and or the terms specified in Schedule "A" hereto.

4.4 Expenses. The Company shall reimburse the Consultant for any bona fide expenses incurred by the Consultant on behalf of the Company in connection with the provision of the Services provided that the Consultant submits to Company an itemized written account of such expenses and corresponding receipts of purchase in a form acceptable to the Company within 20 days after the Consultant incurs such expenses. However, the Company shall have no obligation to reimburse the Consultant for any single expense in excess of CAD $500.00 or CAD $2,000.00 in the aggregate without the express prior written approval of the Company's Board of Directors.

5. CONFIDENTIALITY

5.1 The Consultant shall not disclose to any third party without the prior consent of the Company any financial or business information concerning the business, affairs, plans and programs of the Company its Directors, officers, shareholders, employees, or Consultants (the "**Confidential Information**"). The Consultant shall not be bound by the foregoing limitation in the event (i) the Confidential Information is otherwise disseminated and becomes public information or (ii) the Consultant is required to disclose the Confidential Informational pursuant to a subpoena or other judicial order. As a material inducement to the Company entering into this Agreement, the Consultant shall, at the Company's request, execute a non-disclosure and confidentiality agreement in a form approved by the Company.

6. NON-COMPETITION AND NON-SOLICITATION

6.1 As a material inducement to the Company for entering into this Agreement, the Consultant covenants as follows:

(a) during the Term and for a period of 24 months following the Term, the Consultant shall not, for any reason, directly or indirectly, whether as an individual, partner, joint venturer, executive, employee, Consultant, principal, affiliate, agent, shareholder, officer or director of any individual or entity, solicit or accept business with respect to products competitive with those of the Company from any of the Company's customers situate in the Americas; and

(b) during the Term and for a period of 24 months following the Term, the Consultant shall not hire or take away or cause to be hired or taken

away any Consultant or employee who was in the employ of the Company at any time during that period.

7. INDEMNIFICATION

7.1 The Consultant shall indemnify and hold harmless the Company, its partners, financiers parent, affiliated and related companies, and all of their respective individual shareholders, directors, officers, employees, licensees and assigns from and against any claims, actions, losses and expenses (including legal expenses) occasioned by any breach by the Consultant of any representations and warranties contained in, or by any breach of any other provision of, this Agreement by the Consultant.

8. RIGHT OF TERMINATION

8.1 The Company and the Consultant shall each have the right to terminate this Agreement at any time in its sole discretion by giving not less than 2 weeks written notice to the other of the same at any time by mutual consent. In the event of such termination, the Company shall deliver to the Consultant only that portion of the Compensation that has accrued as calculated on a daily pro-rated basis. This Agreement may also be terminated at any time by mutual written consent. Any stock options granted to the Consultant and vested at the date of termination shall be exercisable for a period of ninety days immediately following the termination.

9. INDEPENDENT CONTRACTORS

9.1 Nothing herein shall be construed as creating a partnership, joint venture, or master-servant relationship between the Parties for any purpose whatsoever. Except as may be expressly provided herein, neither party may be held responsible for the acts either of omission or commission of the other party, and neither party is authorized, or has the power, to obligate or bind the other party by contract, agreement, warranty, representation or otherwise in any manner. It is expressly understood that the relationship between the Parties is one of independent contractors.

10. MISCELLANEOUS PROVISIONS

(a) Time. Time is of the essence of this Agreement.

(b) Presumption. This Agreement or any section thereof shall not be construed against any party due to the fact that said Agreement or any section thereof was drafted by said party.

(c) Titles and Captions. All article, section and paragraph titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor affect the interpretation of this Agreement.

(d) Savings Clause. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

(e) Counterparts. This Agreement may be executed in duplicate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement. In the event that the document is signed by one party and faxed to another the Parties agree that a faxed signature shall be binding upon the Parties to this agreement as though the signature was an original.

(f) Governing Law. This Agreement shall be construed in accordance with the laws of the Province of British Columbia.

(g) Counsel. The Parties expressly acknowledge that each has been advised to seek separate counsel for advice in this matter and has been given a reasonable opportunity to do so.

IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement as of the date first written above.

LAUD RESOURCES INC.

Per: ______________________

Jordan Shapiro, Secretary

CONSULTANT:

____

Vitaly Melnikov

SCHEDULE "A"

SERVICES AND REMUNERATION

The remuneration of the Consultant shall be $3,000 Canadian dollars per month. The remuneration will be payable each calendar month on the last day of such month. The Consultant will spend not less than 15% of his working time providing the Services to the Company. Any increase to this percentage will be agreed upon by mutual agreement of the Parties.